3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
BioLife Solutions Announces the Divestiture of its Stirling Freezer Business

BOTHELL, Wash. (April 18, 2024) – BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife” or the “Company”), a leading developer and supplier of bioproduction products and services for the cell and gene therapy (“CGT”) and the broader biopharma markets, today announced that it has completed the divestiture of its wholly owned subsidiary Global Cooling, Inc. (“GCI” or “Stirling”).

Roderick de Greef, Chairman and CEO, commented, “After a thorough and extensive process, we’re pleased to have completed the divestiture of the Stirling freezer business. The sale is expected to immediately eliminate several million dollars of quarterly cash burn and removes product warranty liabilities, which totaled $7.5 million as of December 31, 2023. Most importantly, we anticipate that this transaction will result in higher growth rates in total revenue and adjusted EBITDA, as well as gross margin expansion.”

The transaction, which is structured as a stock sale, required $7 million in cash to remain on the balance sheet of GCI and the repayment of $2.6 million in GCI long-term debt. BioLife Solutions intends to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission containing the definitive agreement along with certain pro forma financial information.

About BioLife Solutions

BioLife Solutions is a leading supplier of cell processing tools and services for the CGT and broader biopharma markets. Our expertise facilitates the commercialization of new therapies by supplying solutions that maintain the health and function of biologic materials during collection, development, storage and distribution. For more information, please visit www.biolifesolutions.com, and follow BioLife on LinkedIn and X.

Cautions Regarding Forward Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on our current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings we make with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com

Contact:
Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com